                                                                     EXHIBIT 5.1
                                                                     -----------

                       OPINION OF HUGHES & LUCE, L.L.P.

                      [HUGHES & LUCE, L.L.P. LETTERHEAD]


                               January 27, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth St., N.W.
Washington, D.C. 20549-1004


Ladies and Gentlemen:

          We have acted as special counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (File No. 33-53125) (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on April 13, 1994 under the Securities Act of 1933, as amended (the "Act"), with respect to the issuance of an aggregate principal amount of $500,000,000 of Remarketed Put Bonds due February 1, 2010 of the Company (the "Bonds") offered pursuant to that certain Prospectus Supplement (the "Prospectus Supplement") dated January 22, 1998 and filed with the Commission on January 26, 1998 pursuant to Rule 424(b)(2) of the Act, which Prospectus Supplement is part of the combined Prospectus dated April 22, 1994.

          In rendering this opinion, we have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth below. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies.

          Based on the foregoing, we are of the opinion that the Bonds have been duly authorized and are legally issued and constitute the valid and legally binding obligations of the Company.

          We are members of the State Bar of Texas and accordingly do not express or purport to express any opinions with respect to laws other than the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. With respect to matters of the laws of the State of New York as it effects our opinion expressed herein, we have assumed that the laws of the State of New York are identical to the laws of the State of Texas.

January 27, 1998
Page 2




          This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Bonds under the caption "Validity of the Bonds" in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

                                 Very truly yours,


                                 /s/ Hughes & Luce, L.L.P.